Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2008, by and between OCCIDENTAL PETROLEUM CORPORATION, a Delaware Corporation (“COMPANY”), and DR. RAY R. IRANI (“EMPLOYEE”).

W I T N E S S E T H:

WHEREAS, EMPLOYEE, since June 16, 1983, has served as an officer of COMPANY, most recently as COMPANY’S Chairman and Chief Executive Officer pursuant to an agreement between EMPLOYEE and COMPANY dated February 10, 2005, as amended and restated effective July 19, 2007 (the “Prior Agreement”); and

WHEREAS, COMPANY desires to obtain the benefit of continued services by EMPLOYEE as Chairman and Chief Executive Officer, and EMPLOYEE desires to continue to render services to COMPANY; and

WHEREAS, the Board of Directors of COMPANY (the “Board”) has determined that it is in COMPANY’S best interest and that of its stockholders to recognize the substantial contribution that EMPLOYEE has made and is expected to continue to make to COMPANY’S business and to retain his services in the future; and

WHEREAS, COMPANY and EMPLOYEE desire to set forth in this Agreement the terms and conditions of EMPLOYEE’s continued employment with COMPANY, which Agreement represents and constitutes an amendment and restatement of the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.             Term.  This Agreement shall extend for a period of time (the “Term”) which commenced on February 10, 2005 (the “Effective Date”) and shall expire on the earlier of the date of COMPANY’S 2015 stockholder meeting or May 30, 2015, unless earlier terminated in accordance with the provisions hereof.  COMPANY shall employ EMPLOYEE, and EMPLOYEE shall serve COMPANY, in accordance with the provisions hereof, throughout the Term, unless such employment is earlier terminated in accordance with the provisions hereof.

2.             Specific Position; Duties and Responsibilities.  Subject to the provisions of this Agreement, COMPANY shall employ EMPLOYEE as Chairman and Chief Executive Officer, and EMPLOYEE shall serve COMPANY as Chairman and Chief Executive Officer and as a member of the Board. EMPLOYEE’S principal business address shall during such period be at COMPANY’S executive offices in Southern California or with EMPLOYEE’S consent in such other place as such offices are relocated.  EMPLOYEE’S duties hereunder shall be the usual and customary duties of the offices in which he shall serve. EMPLOYEE shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold.

3.             Services and Exclusivity of Services.  During the Term, EMPLOYEE, except as otherwise expressly provided in this Section 3, shall devote his full business time and energy to the business affairs and interests of COMPANY and its subsidiaries, and shall use his best efforts and abilities to promote COMPANY’s and its subsidiaries’ interests.

EMPLOYEE may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of COMPANY, provided that such service is expressly approved by the Board.  EMPLOYEE may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.             Salary.  COMPANY shall pay EMPLOYEE an annual salary at the minimum rate of $1,300,000, which shall be payable in semimonthly installments in conformity with COMPANY’S policy relating to salaried employees.  EMPLOYEE’s salary shall be subject to annual increase (and, as part of across the board reductions for other officers of COMPANY, decrease) at the reasonable discretion of the Board and its Executive Compensation and Human Resources Committee (“Compensation Committee”). Salary increases may be paid, at the discretion of the Compensation Committee, in cash or common stock of the Company, or a combination thereof.

5.             Bonus.  EMPLOYEE shall be entitled to an annual cash bonus in an amount to be determined at the reasonable discretion of the Board and its Compensation Committee pursuant to the terms of COMPANY’s annual incentive plan for senior executives, as in effect from time to time.  Bonus awards shall be paid in accordance with the terms of such plan.

6.             Deferred Compensation.  In the event, and to the extent, that EMPLOYEE has in the past, or may in the future, elect to participate in any Company-sponsored deferred compensation plan (whether or not subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), it is intended that any election to defer compensation shall not be taken into account in the calculation of those of EMPLOYEE’s rights and benefits under this Agreement that are based upon EMPLOYEE’s salary or bonus or the sum thereof, and, to the extent such deferred amounts are taken into account, Employee shall be appropriately compensated; provided, however, that this provision is not intended to affect the time of payment or the conditions relating to deferral elections of any amounts subject to Section 409A.

7.             Employee Benefits.  EMPLOYEE shall be entitled during his employment hereunder, to all rights and benefits for which he is otherwise eligible under any group life insurance, medical and dental care (including coverage for EMPLOYEE’s spouse and children), disability, retirement, personal savings account, deferred compensation and other plans or benefits which COMPANY or its subsidiaries may provide for employees and other senior executives (collectively, “Employee Benefits”).

If EMPLOYEE’S employment is terminated hereunder, pursuant to Section 11(b), 11(c), or 11(d) hereof, and EMPLOYEE is entitled to but is no longer eligible for Employee Benefits because of such termination, EMPLOYEE shall be entitled to and COMPANY shall provide, to the extent provided in this Agreement, benefits substantially equivalent to the Employee Benefits to which EMPLOYEE is entitled and shall do so for the period during which he remains entitled to receive such Employee Benefits as provided in this Agreement. With respect to the continuation of such benefits, EMPLOYEE shall also be paid by COMPANY an amount which, after taxes on such amount, shall reimburse EMPLOYEE for any additional tax liabilities incurred by EMPLOYEE by reason of the receipt of such benefits after the termination of, rather than during the Term of, this Agreement, upon the assumption that the amount to which EMPLOYEE shall be so entitled shall be subject to the maximum combined Federal and state tax rate applicable to individuals in respect of such payments.  Any such reimbursement by COMPANY shall be paid promptly, but in no event later than the end of the calendar year next following the calendar year in which EMPLOYEE remits the related taxes.

8.             Supplemental Benefits.

(a)           Retirement.  COMPANY shall allow EMPLOYEE to be an eligible participant in COMPANY’S qualified and nonqualified retirement and deferred compensation plans applicable to employees of COMPANY as of the Effective Date.

(b)           Life Insurance.  During the Term and thereafter until the death of EMPLOYEE, COMPANY shall provide EMPLOYEE with life insurance which, when added to the coverage provided as part of his Employee Benefits, shall provide coverage at a minimum level equal to three (3) times his highest career annual salary at any time during his employment by COMPANY. To the extent that assignability for estate planning purposes is not already provided for in the underlying plans which relate to the foregoing coverages, all life insurance is to be assignable at the option of EMPLOYEE.

(c)           Post-Retirement Benefits.

(i)            During any period following EMPLOYEE’S retirement or termination from employment with COMPANY until the death of EMPLOYEE, EMPLOYEE shall be entitled to (I) medical benefits of a kind and as favorable as the medical benefits provided by COMPANY from time to time to other retirees who qualify for retiree medical coverage and (II) dental benefits of a kind and as favorable as the dental benefits provided by COMPANY from time to time to regular salaried employees.  In the event COMPANY terminates its retiree medical plan or its dental plan for employees generally, EMPLOYEE shall continue to be entitled, until his death, to the same medical or dental benefits, as applicable, to which he was entitled immediately prior to the termination of the applicable plan.

(ii)           During any period following EMPLOYEE’s retirement or termination from employment with COMPANY, EMPLOYEE shall be entitled to continue to receive those perquisites provided to EMPLOYEE immediately prior to such termination, including without limitation personal tax, accounting and financial planning services (which shall cease upon the completion of the administration of EMPLOYEE’S estate and no later than the end of the third year following EMPLOYEE’S death), and all other perquisites then provided to EMPLOYEE (each of which shall cease upon EMPLOYEE’S death), at COMPANY’S expense.

(iii)          Upon retirement, as set forth in the applicable awards, all of EMPLOYEE’s unvested stock options and SARs will become fully vested immediately and exercisable.  In addition, all of EMPLOYEE’S unvested restricted stock and restricted stock units will become fully vested immediately and all of EMPLOYEE’S unvested performance stock and other performance-based long-term incentive awards will become vested and payable in accordance with the terms of the applicable awards, at the times provided in such awards, as if EMPLOYEE continued to be employed by COMPANY.

(d)           Spousal Benefits.  EMPLOYEE’s surviving spouse shall also be entitled, for the remainder of her life, to (i) medical benefits of a kind and as favorable as the medical benefits provided by COMPANY from time to time to other spouses of retirees who qualify for such coverage and (ii) dental benefits of a kind and as favorable as the dental benefits provided by COMPANY from time to time to spouses of regular salaried employees.  In the event COMPANY terminates its retiree medical plan or its dental plan for employees generally, EMPLOYEE’s spouse shall continue to be entitled, for the remainder of her life, to the same medical or dental benefits, as applicable, to which she was entitled immediately prior to the termination of the applicable plan.

(e)           Legal Fees.  COMPANY shall provide to or for EMPLOYEE all legal fees for services and costs excepting only for matters of a purely personal nature.  COMPANY’S obligation pursuant to this Section 8(e) shall survive the Term and continue for EMPLOYEE’s life, and, if later, until the complete disposition of all claims relating to EMPLOYEE’s activities with respect to COMPANY.

(f)            Section 409A Requirements.  Notwithstanding the foregoing, the provision of any payment or benefit under Section 8(c), 8(d) or 8(e) hereof shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) for reimbursement and in-kind benefit plans, to the extent applicable.  For this purpose, (i) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (ii) the reimbursement of any expense shall be made promptly, but in no event later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

9.             Perquisites and Vacation.  During his employment hereunder, EMPLOYEE shall continue to be entitled to the minimum perquisites to which he was entitled in accordance with the practice immediately prior to the Effective Date.  Notwithstanding the foregoing, the provision of any payment or benefit under this Section 9 shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) for reimbursement and in-kind benefit plans, to the extent applicable.  For this purpose, (i) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (ii) the reimbursement of any expense shall be made promptly, but in any event no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

EMPLOYEE shall continue to be entitled to six (6) weeks paid vacation during each calendar year of employment, prorated for any period which is less than one (1) calendar year. Vacation time shall accrue during each calendar year, and, upon termination of EMPLOYEE’s employment for any reason, in addition to any other rights granted to EMPLOYEE by this Agreement, EMPLOYEE shall be entitled to be paid an amount based upon his salary at the rate applicable immediately prior to such termination for any accrued but unused vacation time.

10.           Long-Term Incentives.

(a)           Restricted Stock.  During his employment hereunder, EMPLOYEE shall be entitled to participate in COMPANY’S long-term incentive compensation programs, with any award to be related to the performance of COMPANY and determined at the discretion of the Board or its Compensation Committee.

(b)           Stock Options.  During his employment hereunder, EMPLOYEE shall be considered annually for the grant of stock options and/or SARs under then existing COMPANY stock option plans.

(c)           Performance Plans.  If, during EMPLOYEE’S employment hereunder, COMPANY adopts any other long-term incentive plans, EMPLOYEE shall be treated under each of those plans in a manner no less favorable than the treatment afforded other key executives of COMPANY.

11.           Termination.

(a)           Death.  This Agreement shall terminate upon EMPLOYEE’s death; provided however that (a) the following provisions of this Agreement shall remain applicable: Clause 8(b) Life Insurance; Clause 8(d) Spousal Benefits; and Section 13 Miscellaneous (except Clause (a)); (b) EMPLOYEE’S estate or other designated beneficiary, if any, shall be entitled to the rights and benefits as prescribed by applicable COMPANY plans and as prescribed by Section 8(b) hereof; and (c) the rights and benefits to which EMPLOYEE’S estate or other designated beneficiary shall be entitled upon his death, including a pro-rata portion of the bonus described in Section 5 above for the year of death (which shall be paid at the time provided under the terms of the applicable incentive plan), shall be payable to such person or persons as EMPLOYEE shall have directed in writing or, in the absence of a designation, to his estate.

(b)           Disability.  In the event that EMPLOYEE shall be unable, because of illness, injury or similar incapacity (“disability”), to perform his duties hereunder for an aggregate of six (6) months within any one eighteen (18) month period, EMPLOYEE’S employment hereunder may be terminated by written notice of termination from COMPANY to EMPLOYEE. In the event of a termination of employment pursuant to this Section 11(b), EMPLOYEE shall be entitled to receive the payment described in Section 11(c) hereof, at the time set forth therein, offset by the present value of the amount of any disability benefits to which EMPLOYEE is reasonably expected to become entitled under any COMPANY sponsored disability plan.  In the event of a termination of employment pursuant to this Section 11(b), EMPLOYEE shall also be entitled, until his death, to the life insurance benefits enumerated in Section 8(b) hereof, and to the rights, including the rights to medical and dental benefits, enumerated under Section 8(c), subject to the conditions of Section 8(f).

(c)           Termination by COMPANY.  The Board shall have the right, at its election to be made in writing and delivered to EMPLOYEE not less than sixty (60) days prior to the effective date thereof, to terminate EMPLOYEE’S employment under this Agreement for any reason. In the event of a termination of employment pursuant to this Section 11(c), EMPLOYEE shall be entitled to three (3) times EMPLOYEE’S highest annual salary and bonus paid to EMPLOYEE at any time in respect of a single calendar year commencing with the calendar year January 1, 2000, and such amount shall be payable in an undiscounted lump sum not later than the fifteenth day of the third month following the end of the calendar year in which the termination of employment occurs.

EMPLOYEE shall also be entitled to the following:

(i)            Medical, dental and welfare benefits included within the Employee Benefits where permissible under applicable plans, and, as provided in Section 7 hereof, the provision of substantially equivalent benefits where continuation of such benefits is impermissible under the applicable plans, subject to the conditions of Section 8(f);

(ii)           The life insurance benefits provided in Section 8(b) hereof;

(iii)          Existing perquisites and other rights specified under Clause 8(c), subject to the conditions of Section 8(f); and

(iv)          Full and immediate vesting of EMPLOYEE’S restricted stock, stock options, stock appreciation rights and, to the extent provided for in the applicable plans and/or award agreements, additional vesting of any other then provided long-term incentive benefits.  For purposes of determining the period in which EMPLOYEE must exercise any outstanding options or stock appreciation rights following his termination of employment, EMPLOYEE shall be treated as if he had retired on the date of such termination.

In the event of a termination of employment pursuant to this Section 11(c), EMPLOYEE shall have no duty to mitigate COMPANY’S obligations by seeking other employment or by becoming self-employed, and COMPANY shall have no right to offset against its obligations any consideration received by EMPLOYEE from any subsequent employment or subsequent self-employment.

(d)           Constructive Termination.  EMPLOYEE shall have the right, at his election to be made in writing and delivered to COMPANY within sixty (60) days after such event, to terminate his employment under this Agreement if a material breach of this Agreement by COMPANY occurs which COMPANY fails to cure within thirty (30) days after receipt of notice of such breach.  In the event of a termination under this Section 11(d), EMPLOYEE shall be entitled to treat such termination as though it were a termination pursuant to Section 11(c) hereof. Notwithstanding the foregoing, COMPANY shall not be in material breach if EMPLOYEE’S duties and responsibilities are reduced solely by virtue of the fact that COMPANY is (or substantially all of its assets are) sold to, or combined with, another entity, provided that EMPLOYEE shall continue to have substantially the same executive duties with respect to COMPANY’S business as of the Effective Date and EMPLOYEE shall report directly to the board of directors of any entity (or individual) that acquires COMPANY or its assets.

(e)           Termination of Employment; Retirement.  For purposes of this Agreement, the date of EMPLOYEE’s termination of employment or retirement shall be the date of EMPLOYEE’s “separation from service” within the meaning of Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For this purpose, EMPLOYEE shall have a separation from service if he ceases to be an employee of COMPANY and all affiliates with whom COMPANY would be considered a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, for this purpose, EMPLOYEE shall have a separation from service if it is reasonably anticipated that no further services shall be performed by EMPLOYEE, or that the level of services EMPLOYEE shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by EMPLOYEE over the immediately preceding 36-month period.

12.           Change in Control.

COMPANY shall hold EMPLOYEE harmless against and shall insulate EMPLOYEE from all of the effects of any excise or other tax payable by EMPLOYEE under or as a result of Sections 280G and 4999 of the Internal Revenue Code of 1986 or comparable state law, or any successor thereto, by reason of a change in control.  COMPANY’S obligation in this regard shall include a gross-up obligation, to hold EMPLOYEE harmless from and to insulate EMPLOYEE from all of the effects of any income and excise tax liability.  Any such gross-up payment by COMPANY shall be paid promptly, but in no event later than the end of the calendar year next following the calendar year in which EMPLOYEE remits the related taxes.

13.           Miscellaneous.

(a)           Working Facilities.  During his employment hereunder, EMPLOYEE shall continue to be furnished with office facilities and services at least substantially equivalent to those which have been provided him immediately prior to the date of execution of this Agreement.

(b)           Waiver of Breach.  If COMPANY breaches any provision of this Agreement, EMPLOYEE shall not be deemed under any circumstances to have waived any of his rights attributable to such breach unless he has specifically consented to such waiver in writing. Any such waiver by EMPLOYEE of a breach of any provision of this Agreement by COMPANY shall not operate or be construed as a waiver of any subsequent breach by COMPANY.

If EMPLOYEE breaches any provision of this Agreement, COMPANY shall not be deemed under any circumstances to have waived any of its rights attributable to such breach unless it has specifically consented to such waiver in writing. Any such waiver by COMPANY of a breach of any provision of this Agreement by EMPLOYEE shall not operate or be construed as a waiver of any subsequent breach by EMPLOYEE.

(c)           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail (return receipt requested) to the following addresses:  If to COMPANY, at 10889 Wilshire Boulevard,

Los Angeles, California 90024, Attention: General Counsel, with a copy to the Chairman of the Compensation Committee of the Board at the same address, or to such other address as COMPANY may from time to time in writing designate, and if to EMPLOYEE, at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation).  All notices shall be deemed to have been given two (2) business days after they have been deposited in the United States mail.

(d)           Amendments.  Any provision contained in this Agreement or in any renewal or extension hereof upon the same or different terms and conditions may be amended at any time or from time to time by mutual agreement of EMPLOYEE and COMPANY without the consent of any other person named or described in this Agreement as a beneficiary of any of its provisions.

(e)           Assignment.  During the Term, COMPANY shall not merge, consolidate or otherwise combine with any other entity unless COMPANY shall be the surviving corporation or the surviving corporation shall have assumed all COMPANY’S obligations under this Agreement. The obligations of COMPANY under this Agreement shall be binding upon the surviving corporation upon the merger, consolidation or combination of COMPANY with such corporation.  This Agreement shall inure to the benefit of COMPANY and its successors and assigns and of EMPLOYEE and his heirs and personal representatives.

(f)            Entire Agreement.  This Agreement, together with the plans, programs, arrangements and agreements referred to herein, as they may be amended from time to time in accordance with their terms, constitutes the entire agreement between COMPANY and EMPLOYEE with respect to the subject matter hereof, amends and supersedes the Prior Agreement and, except as expressly provided herein, specifically does not affect those certain agreements identified on Exhibit A hereto.  This Agreement may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(g)           Severability and Survival of Certain Provisions.  The invalidity of any term of this Agreement shall not invalidate or otherwise affect any other term of this Agreement. The following provisions of this Agreement shall survive any expiration of the Term of the

Agreement: Section 7 Employee Benefits; Section 8 Supplemental Benefits; Section 11 and Section 13 Miscellaneous (except
Clause (a)).

(h)           Applicable Law.

(i)            Subject to Section 13(j), this Agreement shall be governed by and construed under and in accordance with the laws of the State of California applicable to contracts made and to be wholly performed within the State of California, without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights, remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto.

(ii)           Subject to Section 13(j), any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of California, and by execution and delivery of this Agreement, EMPLOYEE and COMPANY irrevocably consent to the jurisdiction of those courts. EMPLOYEE and COMPANY irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. EMPLOYEE and COMPANY acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

(i)            Administration.  The Board, or such committee of the Board as it may by resolution specifically designate, shall administer this Agreement on behalf of COMPANY and take any action and exercise any discretion required or permitted to be taken or exercised by COMPANY, pursuant to the provisions hereof.

(j)            Arbitration.  Any controversy or claim arising out of or relating to this Agreement and EMPLOYEE’S employment by COMPANY, including claims of wrongful discharge, discrimination, harassment and any injury to EMPLOYEE’s physical, mental or economic interests shall be settled by binding arbitration in California, in accordance with the Employment Dispute Resolution rules of the JAMS/Endispute.  The only disputes between

EMPLOYEE and COMPANY not covered by this Agreement are claims for unemployment insurance or workers compensation and claims for benefits under any employee benefit plan, which benefit claims shall be resolved pursuant to the claims procedures under the applicable plan.  The demand for arbitration must be made within two years after the controversy or claim arises; failure to do so shall constitute an absolute bar to the institution of any such proceeding and shall forever constitute a waiver respecting any such controversy or claim.  Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction.  The arbitrator(s) shall interpret the Agreement in accordance with the laws of California.  The arbitrator(s) shall be authorized to award reasonable attorneys’ fees and other arbitration-related costs to the prevailing party.

(k)           Indemnity and Insurance.  In any situation where under applicable law the COMPANY has the power to indemnify EMPLOYEE in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of EMPLOYEE’S activities as an agent, employee, officer or director of COMPANY or in any other capacity on behalf of or at the request of COMPANY, COMPANY agrees that it will indemnify EMPLOYEE to the fullest extent permitted by applicable law, for EMPLOYEE’s life, and, if later, until the complete disposition of all claims related to or arising out of such activities, including but not limited to making such findings and determinations and taking any and all such actions as COMPANY may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification.  COMPANY further agrees to furnish EMPLOYEE for the remainder of his life with Directors’ and Officers’ liability insurance insuring EMPLOYEE, against occurrences which occur during the term of this Agreement, such insurance to have policy limits aggregating not less than $100 million, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of COMPANY in force from time to time. The payment of any indemnity pursuant to this and any other applicable provision shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) (or successor provisions), to the extent applicable.  For this purpose, (i) the amount of expenses indemnified in one calendar year shall not affect the amount of expenses indemnified in any other year, (ii) payment of an indemnity shall be made promptly, but in any event no later than by the last day of the calendar year next following the calendar year in which the expense was incurred and (iii) the right to indemnification shall not be subject to liquidation or exchange for any other benefit.

(l)            Section 409A Compliance.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder, to the extent applicable, and, accordingly, to the maximum extent permitted, this Agreement shall be administered and interpreted to be in compliance therewith, to the extent applicable.

(ii)           In the event the EMPLOYEE is a specified employee (within the meaning of Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and as determined pursuant to any rules adopted for such purposes by COMPANY) as of the date of retirement or termination, then with regard to any reimbursement or payment or the provision of any benefit under this Agreement (including, without limitation, Sections 7, 8, 11 and 12) that is considered deferred compensation under Section 409A payable on account of a “separation from service” (as distinguished from, for instance, at a specified time or fixed schedule as described under Treas. Reg. § 1.409A-3(a)(4) and -3(i)) and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such reimbursement, payment or benefit shall be paid or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of Executive’s death (the “Delay Period”) (unless, in the case of any benefit subject to the Delay Period, COMPANY and EMPLOYEE agree that EMPLOYEE shall be charged for receiving such benefit during the Delay Period, at a fair market value price, in which case EMPLOYEE shall subsequently be reimbursed by COMPANY for such charge at the end of the Delay Period).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(l)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to EMPLOYEE in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          Notwithstanding anything herein to the contrary, any amount that is subject to Section 409A and that would have been paid in 2008 under the Prior Agreement and Section 409A shall be paid by December 31, 2008.  No amount that is subject to Section 409A shall be paid in 2008 under this Agreement that would not have been paid in 2008 under the Prior Agreement and Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Martin Cozyn
Executive Vice President

/s/ Ray R. Irani
Dr. Ray R. Irani

Dr. Ray Irani

List of Special Agreements (Exhibit A)

•              Indemnification Agreements, dated May 21, 1987 and August 22, 2002, between EMPLOYEE and COMPANY or any affiliates.

•              Split-Dollar Life Insurance Agreement, dated October 31, 1994.

Other Agreements:

•              Any and all applicable and current Stock Options, Restricted Stock, and Performance Stock Option Agreements, Plans, and letters.

•              Any and all applicable and current Enrollment Agreements under Senior Executive Deferred Compensation Plans.

•              Insurance Agreement under Senior Executive Survivor Benefit Plan, dated January 1, 1986.

•              Elections pursuant to Occidental Petroleum Corporation Deferred Compensation Plan.